Exhibit 99.1

FOR IMMEDIATE RELEASE                   Contact:   Paul Feeney
                                                   Executive Vice President
                                                   and Chief Financial Officer
                                                   AEP Industries Inc.
                                                   (201) 807-2330
                                                   feeneyp@aepinc.com

          AEP INDUSTRIES INC. REPORTS FISCAL 2008 FIRST QUARTER RESULTS

      South Hackensack, NJ, March 10, 2008 - AEP Industries Inc.(Nasdaq:
AEPI)(the "Company") today reported financial results for its fiscal first quarter ended January 31, 2008.

      Net sales increased $25.7 million, or 14%, in the first quarter of fiscal 2008 to $205.0 million compared with $179.3 million in the first quarter of fiscal 2007. The increase in net sales was the result of a 7% increase in average selling prices combined with a 4% increase in sales volume during the first quarter of fiscal 2008 as compared to the same period in fiscal 2007. The increase in net sales also includes a positive impact of foreign exchange of $5.6 million, reflecting the impact of the strengthened Euro and Canadian dollar.

      Gross profit for the first quarter of fiscal 2008 decreased $13.3 million to $30.8 million as compared to $44.1 million in the same quarter of the prior fiscal year. The decrease in gross profit for the first quarter of fiscal 2008 was primarily due to a cumulative increase in LIFO reserves of $14.7 million between the periods, partially offset by the increase in sales volume combined with a positive effect of $0.8 million related to foreign exchange.

      Operating expenses for the three months ended January 31, 2008 increased $0.9 million, or 4%, to $23.7 million from the comparable period in the prior fiscal year. Foreign exchange contributed $0.5 million to total operating expenses. The remaining increase was primarily due to an increase in delivery and selling expenses resulting from higher volumes sold, higher fuel costs, and advisory costs incurred as a result of the Company's exploration of strategic alternatives related to its subsidiary in the Netherlands. These increases were partially mitigated by a decrease in compensation costs recorded in accordance with SFAS 123R for the Company's stock options and performance units.

      Interest expense for the three months ended January 31, 2008 increased $0.3 million, or 8%, to $4.3 million from the comparable period in the prior fiscal year, primarily due to higher average borrowings, partially offset by a decrease in interest rates during the three months ended January 31, 2008.

      Other, net for the three months ended January 31, 2008 amounted to $0.3 million in income, as compared to $0.1 million in income for the same period in the prior fiscal year. This additional income is primarily attributable to higher foreign currency gains in the current period as compared to the prior period resulting from the change in foreign exchange rates and an increase in unrealized gains on foreign currency denominated payables and receivables.

      "We are pleased with our first quarter operations and the resulting adjusted EBITDA, particularly in light of the challenging global economy and the uncertainties in our operating markets. We responded to the increase in resin costs and other macroeconomic factors that affected the plastic films industry, by increasing our sales volume 4% and delivering adjusted EBITDA of $19.4 million, a decrease of only $0.9 million from the prior year," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

      "While we expect the difficult market conditions we faced in the first quarter to continue and intensify throughout the year, we believe we are well positioned to manage through them as we did this quarter," continued Mr. Barba.

      Net income for the three months ended January 31, 2008 was $2.0 million or $0.29 per diluted share, as compared to $10.7 million or $1.33 per diluted share for the three months ended January 31, 2007.

      Adjusted EBITDA was $19.4 million in the current quarter as compared to $20.3 million for the three months ended January 31, 2007.

      Reconciliation of Non-GAAP Measures to GAAP

      The Company defines Adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and non-cash share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

      Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

      The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

                                           First Quarter   First Quarter
          Amounts in 000's                  Fiscal 2008     Fiscal 2007
                                           -------------   -------------

Net income                                 $       1,980   $      10,692
Income from discontinued operations                   --             147
                                           -------------   -------------
Income from continuing operations                  1,980          10,545
    Provision for taxes                            1,101           6,900
    Interest expense                               4,310           3,998
    Depreciation and amortization
     expense                                       4,535           4,872
    Increase (decrease) in LIFO reserve            7,794          (6,885)
    Other non-operating income                      (266)            (57)
    Non-cash share-based compensation                (42)            943

                                           -------------   -------------
        Adjusted EBITDA                    $      19,412   $      20,316
                                           -------------   -------------


      The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 10, 2008 at 11:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

      AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

      Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2007 and subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, even if new information become available in the future.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                     (in thousands, except per share data)

                                                  For the Three Months Ended
                                                          January 31,
                                                -------------------------------
                                                    2008              2007
                                                ------------      ------------

NET SALES                                       $    204,989      $    179,335
COST OF SALES                                        174,198           135,222
                                                ------------      ------------
  Gross profit                                        30,791            44,113
OPERATING EXPENSES
  Delivery                                             9,247             8,432
  Selling                                              8,691             8,353
  General and administrative                           5,728             5,942
                                                ------------      ------------
    Total operating expenses                          23,666            22,727

                                                ------------      ------------
Operating income                                       7,125            21,386

OTHER INCOME (EXPENSE):
  Interest expense                                    (4,310)           (3,998)
  Other, net                                             266                57
                                                ------------      ------------
Income from continuing operations before
 provision for income taxes                            3,081            17,445
PROVISION FOR INCOME TAXES                             1,101             6,900
                                                ------------      ------------
  Income from continuing operations                    1,980            10,545
DISCONTINUED OPERATIONS:
  Pre-tax income from discontinued operations             --               147
  Income tax provision                                    --                --
                                                ------------      ------------
    Income from discontinued operations                   --               147
                                                ------------      ------------
Net income                                      $      1,980      $     10,692
                                                ============      ============
BASIC EARNINGS PER COMMON SHARE:
    Income from continuing operations           $       0.29      $       1.33
                                                ============      ============
    Income from discontinued operations         $       0.00      $       0.02
                                                ============      ============
    Net income per common share                 $       0.29      $       1.35
                                                ============      ============

DILUTED EARNINGS PER COMMON SHARE:
    Income from continuing operations           $       0.29      $       1.31
                                                ============      ============
    Income from discontinued operations         $       0.00      $       0.02
                                                ============      ============
    Net income per common share                 $       0.29      $       1.33
                                                ============      ============